EXHIBIT 4.2.3

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 26, 2009, among Sun Healthcare Group, Inc., a Delaware corporation (the “Issuer”), each of the parties identified as an Allegiance Guarantor on the schedules to the signature pages hereto (each, an “Allegiance Guarantor” and collectively, the “Allegiance Guarantors”) and Wells Fargo Bank, National Association, as Trustee under the Indenture (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of April 12, 2007, providing for the issuance of the 9⅛% Senior Subordinated Notes due 2015 (the “Securities”);

WHEREAS, each of the undersigned Allegiance Guarantors has deemed it advisable and in its best interest to execute and deliver this Supplemental Indenture, and to become a Subsidiary Guarantor under the Indenture; and

WHEREAS, pursuant to Section 9.01(4) of the Indenture, the Trustee, the Issuer and the Allegiance Guarantors are authorized to execute and deliver this Supplemental Indenture.

WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee, may rely upon an Officers’ Certificate and Opinion of Counsel to the effect that this Supplemental Indenture is authorized or permitted by the Indenture, which Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Allegiance Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

SECTION 1.  Capitalized Terms.  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2.  Guaranties.  Each Allegiance Guarantor hereby agrees to guarantee the Issuer’s obligations under the Securities on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture as a Subsidiary Guarantor.

SECTION 3.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.  Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 6.  Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7.  Effect of Headings.  The Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date set forth above.

SUN HEALTHCARE GROUP, INC.

By: /s/ Michael Newman Name: Michael Newman Title: Executive Vice President

ALLEGIANCE HOSPICE GROUP, INC.

ALLEGIANCE HOSPICE CARE OF
SOUTHEASTERN MASSACHUSETTS,
LLC

ALLEGIANCE HOSPICE CARE OF
MASSACHUSETTS, INC.

ALLEGIANCE HOSPICE CARE OF NEW
HAMPSHIRE, LLC

ALLEGIANCE HOSPICE CARE OF
CONNECTICUT, LLC

By: Michael Newman
Name: Michael Newman
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hall
Name:	Maddy Hall
Title:	Vice President